EXHIBIT 10.1
GOLDMAN, SACHS & CO. ONE NEW YORK PLAZA | NEW YORK, NEW YORK 10004 |TEL: (212) 902-1000
Opening Transaction

Illumina, Inc.
To:	9885 Towne Centre Drive
Suite 200
San Diego, CA 92121

A/C:	028598837

From:	Goldman, Sachs & Co.

Re:	Convertible Bond Hedge Transaction

Ref. No:	SDB1624694327

Date:	February 12, 2007
Dear Sir(s):
     The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Goldman, Sachs & Co. (“Dealer”) and Illumina, Inc. (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.
     1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated as of February 16, 2007 between Counterparty and The Bank of New York, as trustee (the “Indenture”) relating to the USD350,000,000 principal amount of 0.625% convertible senior notes due 2014 (the “Convertible Debentures”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered prior to execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties, as evidenced by such draft of the Indenture. The Transaction is subject to early unwind if the closing of the Convertible Debentures is not consummated for any reason, as set forth below in Section 8(k).
     Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

     This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of Loss and Second Method and US Dollars (“USD”) as the Termination Currency and (ii) the replacement of the word “third” in the last line of Section 5(a)(i) with the word “first”).
     All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.
     The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement.
     2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:
General Terms:

Trade Date:	February 12, 2007

Effective Date:	February 16, 2007

Option Style:	Modified American, as described under “Procedures for Exercise” below.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The Common Stock of Counterparty, par value USD0.01 per share (Ticker Symbol:
“ILMN”).

Number of Options:	The number of Convertible Debentures in denominations of USD1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Convertible Debentures; provided that the Number of Options shall be automatically increased as of the date of exercise by the Purchasers (as defined in the Purchase Agreement), of their option pursuant to Section 2 of the Purchase Agreement dated as of February 12, 2007 between Counterparty and Dealer and Deutsche Bank Securities Inc., as representatives of the Purchasers party thereto (the “Purchase Agreement”) by the number of Convertible Debentures in denominations of USD1,000 principal amount issued pursuant to such exercise (such Convertible Debentures, the “Additional Convertible Debentures”). For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder.

Option Entitlement:	As of any date, a number of Shares per Option equal to the Conversion Rate (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to Sections 12.01(e) or 12.04(f) of the Indenture).

Strike Price:	As of any date, an amount in USD, rounded to the nearest cent (with 0.5 cents being rounded upwards), equal to USD1,000 divided by the Option Entitlement.

Number of Shares:	The product of the Number of Options, the Option Entitlement and the Applicable Percentage.

Applicable Percentage:	70%

Premium:	USD85,162,000 (Premium per Option USD243.32; provided that if the Number of Options is increased pursuant to the proviso to the definition of “Number of Options” above, an additional Premium equal to the product of the number of Options by which the Number of Options is so increased and the Premium per Option shall be paid on the Additional Premium Payment Date.

Premium Payment Date:	The Effective Date

Additional Premium Payment Date:	The closing date for the purchase and sale of the Additional Convertible Debentures.

Exchange:	NASDAQ Global Market

Related Exchange:	All Exchanges

Procedures for Exercise:

Exercise Date:	Each Conversion Date.

Conversion Date:	Each “Conversion Date”, as defined in the Indenture occurring during the Exercise Period for Convertible Debentures.

Exercise Period:	The period from and excluding the Trade Date to and including the Expiration Date.

Expiration Date:	The third Scheduled Trading Day immediately preceding the “Maturity Date” as defined in the Indenture.

Scheduled Trading Day:	As defined in the Indenture

Automatic Exercise on Conversion Dates:	On each Conversion Date, a number of Options equal to the number of Convertible Debentures converted on such Conversion Date in denominations of USD1,000 principal amount shall be automatically exercised, subject to “Notice of Exercise” below.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder unless Counterparty notifies Dealer in writing prior to 5:00 PM, New

York City time, on the Scheduled Trading Day prior to the first Exchange Business Day of the “Observation Period”, as defined in the Indenture, relating to the Convertible Debentures converted on the Conversion Date on which such Exercise Date occurs (the “Notice Deadline”) of (i) the number of Options being exercised on such Exercise Date, (ii) the scheduled settlement date under the Indenture for the Convertible Debentures converted on the Conversion Date on which such Exercise Date occurs and (iii) the first day of the relevant Observation Period. Notwithstanding the foregoing, in respect of Options with an Exercise Date occurring during the period from and including the 25th Scheduled Trading Day prior to the “Maturity Date” to and including the Expiration Date (the “Final Conversion Period”), the Notice Deadline shall be 12:00 PM, New York City time on the Scheduled Trading Day immediately following the Expiration Date and the content of such notice shall be as set forth in clauses (i) and (ii) above as they relate to all Exercise Dates occurring during the Final Conversion Period. For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, Dealer’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure. Notwithstanding the foregoing, a Notice of Exercise in respect of any Exercise Date occurring prior to the Final Conversion Period shall be effective (and shall be considered to have been given when due for purposes of the first sentence of this paragraph) if given after the Notice Deadline but prior to 5:00 PM New York City time, on the fifth Exchange Business Day of the relevant Observation Period, in which event the Calculation Agent shall have the right to adjust the Delivery Obligation as appropriate to reflect the additional costs (including, but not limited, to hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of Dealer not having received such notice prior to the Notice Deadline.

Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of

Giving Notice:	To:	Goldman, Sachs & Co.
One New York Plaza
New York, NY 10004

	Attn:	Equity Operations: Options and Derivatives
	Telephone:	(212) 902-8996
	Facsimile:	(212) 902-0112

With a copy to:

Attn:	Tracey McCabe Equity Capital Markets
Telephone:	(212) 357-0428
Facsimile:	(212) 902-3000

Settlement Terms:
Settlement Date:	The settlement date for the Shares to be delivered in respect of the Convertible Debentures being converted on the Conversion Date under the terms of the Indenture.

Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of an Exercise Date, Dealer will deliver to Counterparty, on the related Settlement Date, a number of Shares equal to the product of the Applicable Percentage and the aggregate number of Shares, if any (and cash in lieu of fractional Shares, if any, resulting from rounding of such aggregate number of Shares based on the Daily VWAP (as defined in the Indenture) on the last day of the relevant Observation Period) that Counterparty is obligated to deliver to the holder(s) of the Convertible Debentures being converted on such Conversion Date pursuant to Section 12.02 of the Indenture (such Shares and cash collectively, the “Convertible Obligation”); provided that the Delivery Obligation shall be determined excluding any Shares (and cash in lieu of fractional Shares) that Counterparty is obligated to deliver to holder(s) of the Convertible Debentures as a direct or indirect result of any adjustments to the Conversion Rate pursuant to Sections 12.01(e) or 12.04(f) of the Indenture and any interest payment that the Counterparty is obligated to deliver to holder(s) of the Convertible Debentures converted on such Conversion Date. For the avoidance of doubt, (i) if the “Daily Conversion Value”, as defined in the Indenture, for each of the VWAP Trading Days, as defined in the Indenture, occurring in the relevant Observation Period, is less than or equal to USD50, Dealer will have no delivery obligation hereunder in respect of such Exercise Date and (ii) if in respect of any Conversion Date Counterparty is obligated to deliver consideration other than Shares to the holder(s) of the Convertible Debentures converted on such Conversion Date pursuant to Section 12.10(b) of the Indenture, then, in lieu of Shares, the Convertible Obligation shall be payable in other consideration.

Notice of Delivery Obligation:	No later than the later of (a) the relevant Exercise Date and (b) the Exchange Business Day immediately following the last day of the

Observation Period, Counterparty shall give Dealer notice of the final number of Shares and/or the amount of cash comprising the relevant Convertible Obligation; provided that, with respect to any Exercise Date occurring during the Final Conversion Period, Counterparty may provide Dealer with a single notice of the aggregate number of Shares and/or the amount of cash comprising the Convertible Obligations for all such Exercise Dates (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise, as set forth above, in any way).

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Buyer is the issuer of the

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares in certificated form representing the Number of Shares to be Delivered to Counterparty in lieu of delivery through the Clearance System.
Adjustments:

Method of Adjustment:	Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Sections 12.04(a), (b), (c), (d) and (e) of the Indenture, the Calculation Agent shall make the corresponding adjustment in respect of any one or more of the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment of the Transaction, to the extent an analogous adjustment is made under the Indenture. Immediately upon the occurrence of any Adjustment Event, as defined in the Indenture, Counterparty shall notify the Calculation Agent of such Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Convertible Debentures in respect of such Adjustment Event have been determined, Counterparty shall immediately notify the Calculation Agent in writing of the details of such adjustments.
Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” has the definition set forth in Section 12.10 of the Indenture.

Consequences of Merger Events:	Notwithstanding Sections 12.2 and 12.3 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make the corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction, to the extent an analogous adjustment is made under the Indenture in respect of such Merger Event; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional shares as set forth in Sections 12.01(e) and 12.04(f) of the Indenture; and provided further that, notwithstanding the foregoing proviso, the Calculation Agent shall make additional adjustments, as appropriate, to the Delivery Obligation (including in connection with a Merger Event that may give rise to an adjustment to the Conversion Rate pursuant to Section 12.01(e) of the Indenture) to preserve the fair value of the Transaction (provided that no such additional adjustment, either alone or together with any other adjustment hereunder to the terms of the Transaction, shall result in any Delivery Obligation exceeding the related Convertible Obligation, determined excluding any Shares (and cash in lieu of fractional Shares) that Counterparty is obligated to deliver to holder(s) of the Convertible Debenture as a direct or indirect result of any adjustments to the Conversion Rate pursuant to Section 12.04(f) of the Indenture).

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but in any event prior to the Merger Date) notify the Calculation Agent of (x) the weighted average of the types and amounts of consideration received by the holders of Shares who affirmatively make such an election or (y) if no holder of Shares affirmatively makes such an election, the weighted average of the types and amount of consideration actually received by holders of Shares.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-

quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:
(a) Change in Law:	Applicable

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable

(e) Increased Cost of Hedging:	Not Applicable

Hedging Party:	For all applicable Additional Disruption Events, Dealer

Determining Party:	For all applicable Additional Disruption Events, Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable; provided, however, that Agreements and Acknowledgments Regarding Hedging Activities shall be subject to the other respective representations, warranties and agreements set forth herein.

Additional Acknowledgments:	Applicable

Credit Support Provider:	With respect to Counterparty, none. With respect to Dealer, The Goldman Sachs Group, Inc.

Credit Support Document:	With respect to Dealer, the General Guarantee Agreement, dated January 30, 2006, made by The Goldman Sachs Group, Inc. in favor of each person to whom Dealer may owe any Obligations (as defined therein) from time to time.

3. Calculation Agent:	Dealer

4. Account Details:

Dealer Payment Instructions:
Chase Manhattan Bank New York
For A/C Goldman, Sachs & Co.
A/C #930-1-011483
ABA: 021-000021
Counterparty Payment Instructions:
To be provided by Counterparty.

5.	Offices:
     The Office of Dealer for the Transaction is:
     One New York Plaza, New York, New York 10004
     Counterparty is not a multibranch party.
6.	Notices: For purposes of this Confirmation:
(a)	Address for notices or communications to Counterparty:

To:	Illumina, Inc.
Attn:	Christian O. Henry
Senior Vice President, Chief Financial Officer
Telephone:	858-202-4508
Facsimile:	858-202-4599

With a copy to:

Attn:	Glenn Pollner
Dewey Ballantine LLP
Facsimile:	212-259-6333
(b)	Address for notices or communications to Dealer:

To:	Goldman, Sachs & Co.
One New York Plaza
New York, NY 10004
Attn:	Equity Operations: Options and Derivatives
Telephone:	(212) 902-1981
Facsimile:	(212) 428-1980/1983

With a copy to:

Attn:	Tracey McCabe
Equity Capital Markets
Telephone:	(212) 357-0428
Facsimile:	(212) 902-3000
7.	Representations, Warranties and Agreements:
     (a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:
     (i)  On the Trade Date, (A) the Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), taken together with the press release issued by Counterparty relating to the Convertible Debentures, do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.
     (ii)  (A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date (it being understood that Counterparty makes no representation pursuant to this clause in respect of any action or inaction taken by Dealer (or any other dealer entering into a similar transaction to the Transaction in connection with the offering of the Convertible Debentures) or any Purchaser of the Convertible Debentures, or any of their respective affiliates, in each case other than actions or inactions taken or not taken at Counterparty’s instruction or request).
     (iii)  On the Trade Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer or as otherwise disclosed in the preliminary offering memorandum relating to the Convertible Debentures (it being understood that Counterparty makes no representation pursuant to this clause in respect of any action or inaction taken by Dealer (or any other dealer entering into a similar transaction to the Transaction in connection with the offering of the Convertible Debentures) or any Purchaser of the Convertible Debentures, or any of their respective affiliates, in each case other than actions or inactions taken or not taken at Counterparty’s instruction or request).
     (iv)  Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133 ( as amended), 149 or 150, EITF Issue No. 00-19, 01-6 or 03-6 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.
     (v)  Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act (it being understood that Counterparty makes no representation pursuant to this clause in respect of any action or inaction taken by Dealer (or any other dealer entering into a similar transaction to the Transaction in connection with the offering of the Convertible Debentures) or any Purchaser of the Convertible Debentures, or any of their respective affiliates, in each case other than actions or inactions taken or not taken at Counterparty’s instruction or request).
     (vi)  Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.
     (vii)  Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.
     (viii)  Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
     (ix)  On each of the Trade Date, and the Premium Payment Date and the Additional Premium Payment Date, if any, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Shares hereunder in compliance with the laws of the jurisdiction of Counterparty’s incorporation.
     (x)  The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Purchase Agreement are true and correct in all material respects.
     (b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

     (c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (iv) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.
     (d) Each of Dealer and Counterparty agrees and acknowledges (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.
     (e) Each party acknowledges and agrees to be bound by the Conduct Rules of the National Association of Securities Dealers, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.
     (f) Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance, with respect to certain matters to be agreed upon.
8.	Other Provisions:
     (a) Right to Extend. Dealer may postpone any Exercise Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if Dealer determines, in its reasonable discretion based on the advice of counsel, that such extension is reasonably required or necessary for legal, regulatory or self-regulatory organization compliance by Dealer in connection with its hedging, hedge unwind or settlement activity hereunder. In the event this Section 8(a) affects any delivery owed by Dealer hereunder, Dealer shall make such delivery as soon as reasonably practicable in accordance with this Section 8(a).
     (b) Additional Termination Events. The occurrence of (i) an event of default with respect to Counterparty under the terms of the Convertible Debentures as set forth in Section 5.01 of the Indenture that results in the Convertible Debentures becoming due and payable prior to their maturity pursuant to the terms of the Indenture, or (ii) an Amendment Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party.
     “Amendment Event” means that Counterparty amends, modifies, supplements or receives a waiver in respect of any term of the Indenture or the Convertible Debentures governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Debentures (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Debentures to amend, in each case without the prior consent of Dealer.

     (c) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If, subject to Section 8(i) below, Dealer shall owe Counterparty any amount pursuant to Section 12.2 of the Equity Definitions and “Consequences of Merger Events” above, or Sections 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, that resulted from an event or events within Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M. New York City time on the Merger Date, Announcement Date or Early Termination Date, as applicable (“Notice of Share Termination”). Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, Announcement Date or Early Termination Date, as applicable:

Share Termination Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of an Insolvency, Nationalization or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders of Shares, such holder shall be deemed to have elected to receive (x) the weighted average of the types and amounts of consideration received by the holders of Shares who affirmatively make such an election or (y) if no holder of Shares affirmatively makes such an election, the weighted average of the types and amount of consideration actually received by holders of Shares.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; and provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Buyer is the issuer of any Share Termination Delivery Units (or any part thereof).
The parties hereby agree that, notwithstanding anything to the contrary herein or in the Agreement, in the event that following the payment of the Premium by Counterparty to Dealer (i) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement or (ii) an Extraordinary Event occurs that results in the termination or cancellation of any Transaction pursuant to Article 12 of the Equity Definitions and, as a result, Counterparty owes to Dealer a Cancellation Amount or other amount in respect of the Transaction, such amount shall be deemed to be zero.
     (d) Disposition of Hedge Shares. Dealer intends to conduct its hedging activities in connection with the Transaction in a manner that it believes on the Trade Date, based on its good faith reasonable judgment, will not require Counterparty to register under the Securities Act or any state securities laws any Shares acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction (any such Shares, “Hedge Shares”). Nevertheless, Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer based on the advice of counsel, any Hedge Shares cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell such Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities (provided that it shall not be considered a failure to provide such a letter if Counterparty has used reasonable efforts to provide such a letter and Counterparty’s accountants have refused to do so solely as a result of a failure by Dealer to provide information to such accountants that is reasonably requested by such accountants in accordance with customary practice under SAS 72 or a successor SAS provision), (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(d) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance reasonably satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment to compensate Dealer in a commercially reasonable manner for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Dealer. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page ILMN.Q <equity> VAP (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method).

     (e) Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Notice Percentage as determined on such day is (i) greater than 8% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.
     (f) Transfer and Assignment. Dealer may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to any of its affiliates without the consent of Counterparty, so long as the obligations of such affiliate hereunder are guaranteed by The Goldman Sachs Group, Inc. In connection with any assignment or transfer pursuant to the immediately preceding sentence, the guarantee of any guarantor of the relevant transferee’s obligations under the Transaction shall constitute a Credit Support Document under the Agreement. In connection with any transfer or assignment by Dealer of its rights and obligations hereunder and under the Agreement, Dealer shall promptly provide written notice to Counterparty of such transfer or assignment, as the case may be, and the identity of the relevant transferee or assignee. If at any time at which the Equity Percentage exceeds 9.0%, Dealer, in its discretion, is unable to effect a transfer or assignment to a third party after its commercially reasonable efforts on pricing terms reasonably acceptable to Dealer such that the Equity Percentage is reduced to 8.5% or less, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that the Equity Percentage following such partial termination will be equal to or less than 8.5%. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(c) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which will be the aggregate number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer under Section 13 of the Exchange Act and the rules promulgated thereunder beneficially own (within the meaning of such Section 13 and rules) on such day and (B) the denominator of which is the number of Shares outstanding on such day. Counterparty may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to any party with the consent of Dealer, such consent not to be unreasonably withheld.
     (g) Staggered Settlement. If the Staggered Settlement Equity Percentage as of any Exchange Business Day during any Observation Period is greater than 4.5%, the Dealer may, by notice to Counterparty prior to the related Settlement Date (the “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

     (i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related Observation Period) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and
     (ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.
The “Staggered Settlement Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (x) the number of Shares that Dealer or any of its affiliates subject to aggregation with Dealer under Section 13 of the Exchange Act and the rules promulgated thereunder beneficially own (within the meaning of such Section 13 and rules) on such day, other than any Shares so owned as a hedge of the Transaction, and (y) the Number of Shares and (B) the denominator of which is the number of Shares outstanding on such day.
     (h) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.
     (i) Netting and Set-off. Notwithstanding any provision of the Agreement (including without limitation Section 6(f) thereof) and this Confirmation (including without limitation this Section 8(i)) or any other agreement between the parties to the contrary, (A) Counterparty shall not net or set off its obligations under the Transaction, if any, against its rights against Dealer under any other transaction or instrument and (B) Dealer shall not net or set off any rights of Dealer against Counterparty arising under the Transaction, if any, against its obligations to Counterparty under any other transaction or instrument.
     (j) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement.
     (k) Early Unwind. In the event the sale by Counterparty of the Convertible Debentures is not consummated with the Purchasers pursuant to the Purchase Agreement for any reason by the close of business in New York on February 16, 2007 (or such later date as agreed upon by the parties, which in no event shall be later than February 23, 2007) (February 16, 2007 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated. Following such termination, cancellation and payment, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind and following the payment referred to above, all obligations with respect to the Transaction shall be deemed fully and finally discharged.
     (l) Adjustment Upon Amendment or Exchange of Convertible Debentures. If the Convertible Debentures are amended to change the settlement method thereunder (including, without limitation, to change from net share settlement to physical settlement) or are exchanged for new convertible debentures with a different settlement method but otherwise substantially identical to the Convertible Debentures, the parties shall work together in good faith to adjust the terms of the Transaction (including, without limitation, the settlement method under the Transaction) to preserve the fair value of the Transaction and the economic intent of the parties in light of such amendment or exchange.

     (m) Governing Law and Waiver of Jury Trial. THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS CONFIRMATION OR THE TRANSACTION (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     (n) Submission to Jurisdiction. Each party hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding by the other party against it relating to the Transaction to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof.
     (o) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, Facsimile No. (212) 428-1980/83.

Yours faithfully, GOLDMAN, SACHS & CO. /s/ Conrad Langenegger, Vice President Authorized Signatory

Agreed and Accepted By:
ILLUMINA, INC.
By: /s/ Christian O. Henry
      Name: Christian O. Henry
      Title: Senior Vice President & Chief Financial Officer